Exhibit 99.1

news

FOR FURTHER INFORMATION CONTACT: Deborah S. Lorenz Vice President, Investor Relations and Corporate Communications Lipid Sciences, Inc. 925-249-4031 dlorenz@lipidsciences.com	Wolfe Axelrod Weinberger Associates, LLC Donald C. Weinberger don@wolfeaxelrod.com Media: Alisa Steinberg alisa@wolfeaxelrod.com 212-370-4500

FOR IMMEDIATE RELEASE:

August 9, 2006

LIPID SCIENCES, INC. REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER 2006

$6.3 Million Private Placement Completed

Procedures Well Tolerated By Patients in Lipid Sciences’ Human Clinical Trial

PLEASANTON, Calif., August 9, 2006 – Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the second quarter and six months ended June 30, 2006.  Lipid Sciences is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications in which lipids, or fat components, play a key role.  These medical indications include cardiovascular disease and viral infections, such as those caused by Human Immunodeficiency Virus (HIV).

For the second quarter of 2006, the Company reported a net loss of $2.6 million, or $0.09 per share on a basic and diluted basis.  This compares with a net loss of $2.6 million, or $0.11 per share, on a basic and diluted basis, for the same period in 2005.  Included in the net loss for the second quarter is grant revenue of $6,000 related to a contract with the National Institutes of Health (NIH) related to work on a Severe Acute Respiratory Syndrome (SARS) development program.

Operating expenses for the second quarter reflected a 7% reduction in research and development expenditures from the same period of the previous year.  The basic components of this expense reduction were the absence of expenses associated with the non-human primate study conducted at Wake Forest University Baptist Medical Center, which concluded in the second quarter of 2005, and a decrease in non-employee stock compensation expense.  These reductions were partially offset by expenses associated with the Human Clinical Trial currently being conducted at the Washington Hospital Center.  During the first quarter of 2006, the Company implemented FAS 123(R) which requires the recognition of the fair value of employee stock options in the income statement, rather than as a pro-forma disclosure, as allowed in prior periods.

For the six months ending June 30, 2006, the Company reported a net loss of $5.6 million, or $0.20 per share, on a basic and diluted basis.  This compares with a net loss of $5.0 million or $0.20 per share on a basic and diluted basis, for the same six-month period in 2005.  Included in the net loss for the six months ending June 30, 2006 is grant revenue of $27,000 related to a contract with the NIH as previously described.

For the first six months ended June 30, 2006, operating expenses increased by 13% to $5.9 million up from $5.2 million for the same period in the previous year.  Research and development expenses, which accounted for 63% of the Company’s operating expenses for the six months ended June 30, 2006, increased 6% to $3.7 million from $3.5 million for the same period last year.  The increase was primarily attributed to increased costs related to the preparation and commencement of the Human Clinical Trial and increased stock compensation expense related to the implementation of FAS 123(R) in the first quarter of 2006, partially offset by the absence of costs related to the non-human primate study conducted at the Wake Forest University Baptist Medical Center which concluded in the second quarter of 2005.

At June 30, 2006, the Company had approximately $9.9 million in cash, cash equivalents, and short-term investments.  With the recently announced private placement of $6.3 million in gross proceeds, the Company anticipates that sufficient capital is available to fund its operations, including current development projects, into the fourth quarter of 2007.

Dr. S. Lewis Meyer, President and Chief Executive Officer, commented, “With our announcement that the initial patients in our ‘first in man’ clinical trial have tolerated the series of plasma collection and re-infusions so well,  we are now more aggressive in our recruitment of patients and will continue to report on that progress.  Our recent private placement has enhanced our ability to continue to execute our strategic plan and carry our lead product through the initiation of the next phase of an HDL Selective Delipidation clinical trial.”

Financing Completed

As announced on August 8, 2006, Lipid Sciences closed a private placement of common stock and warrants.  The Company issued 4,993,781 shares of common stock at $1.26 per share for gross proceeds of approximately $6.3 million.  In addition, warrants to purchase 1,498,127 shares of common stock at $1.51 per share were issued as part of this transaction.

Procedures Well Tolerated by First Patient of Lipid Sciences’ Human Clinical Trial

The Company announced that the first patient in its human clinical trial had completed a series of seven procedures of plasma collection and re-infusion and the procedures were well tolerated.  Additional patients have now been recruited into the trial and are undergoing the weekly procedures as planned.

The trial, “A Randomized Single-Blind Placebo Controlled Study to Evaluate the Safety of the Lipid Sciences’ Plasma Delipidation System (PDS-2) in Subjects with Prior Acute Coronary Syndrome,” is being conducted at the Washington Hospital Center in Washington, D.C.  The trial consists of 7 weekly procedures of plasma collection and re-infusion per patient.  The primary endpoint for this trial is to determine clinical safety and feasibility (patient recruitment, patient compliance, and analysis of data) in the targeted population.  The secondary objective is to assess methods of analysis of data collected by intravascular ultrasound (IVUS).  The study duration for each participant will be approximately 10 weeks.

Dr. Ron Waksman, Principal Investigator for the trial and Associate Director, Division of Cardiology, at Washington Hospital Center, expects to be able to present the complete safety and indication of effectiveness results from this trial at CRT (Cardiovascular Revascularization Therapies) 2007 to be held in Washington, D.C., March 7-9, 2007.

Additional information about the trial and the HDL Selective Delipidation business model can be found on the Company website at: www.lipidsciences.com at the Investor Relations tab with the heading “Annual

Meeting of Stockholders, June 1, 2006.”  Copies are also available by contacting Lipid Sciences’ Investor Relations at (925) 249-4031.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (HDL Selective Delipidation and HDL mimetic peptides) is aimed at developing treatments for the reversal of atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform is focused on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by application of Lipid Sciences’ proprietary delipidation technology.  The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by this technology include HIV, Hepatitis B and Hepatitis C, West Nile, SARS and influenza

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  Our inability to obtain adequate funds; the significant losses we have incurred to date, and our expectation that we will incur substantial losses in the future; the failure of our technology to prove safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; acceptance of our potential products by healthcare providers and patients; our exposure to product liability claims; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  If you would like to receive our press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Period fro Inception (May 21, 1999) to June 30,
(In thousands, except per share amounts)	2006	2005	2006	2005	2006

Grant revenue	$6	$1	$27	$1	$69
Operating expenses:
Research and development(1)	1,749	1,872	3,698	3,495	55,947
Selling, general and administrative(2)	965	861	2,174	1,709	25,238
Total operating expenses	2,714	2,733	5,872	5,204	81,185
Operating loss	(2,708)	(2,732)	(5,845)	(5,203)	(81,116)
Interest and other income	124	102	264	189	3,847
Loss from continuing operations	(2,584)	(2,630)	(5,581)	(5,014)	(77,269)
Income tax benefit	—	—	—	—	8,004
Net loss from continuing operations	(2,584)	(2,630)	(5,581)	(5,014)	(69,265)
Discontinued operations:
Income from discontinued operations	—	—	—	—	582
Income tax expense	—	—	—	—	(179)
Income from discontinued operations - net	—	—	—	—	403
Net loss	$(2,584)	$(2,630)	$(5,581)	$(5,014)	$(68,862)

Loss per share — basic and diluted:
Net loss per share	$(0.09)	$(0.11)	$(0.20)	$(0.20)

Weighted average number of common shares outstanding — basic and diluted	27,373	24,920	27,367	24,916

Non-cash stock option compensation expense included in operating expenses:
(1) Research and development	(21)	101	201	142
(2) Selling, general and administrative	136	21	339	21

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share amounts)	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$3,459	$1,752
Short-term investments	6,437	12,836
Prepaid expenses	150	355
Other current assets	14	18
Total current assets	10,060	14,961
Property and equipment	434	419
Long-term lease deposits	19	19
Total assets	$10,513	$15,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,129	$1,292
Accrued related party royalties	500	250
Accrued compensation	410	390
Taxes payable	6	—
Other current liabilities	43	—
Total current liabilities	2,088	1,932
Deferred rent	13	9
Total liabilities	2,101	1,941

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 27,372,767 and 27,359,267 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	27	27
Additional paid-in capital	77,247	76,712
Deficit accumulated in the development stage	(68,862)	(63,281)
Total stockholders’ equity	8,412	13,458
Total liabilities and stockholders’ equity	$10,513	$15,399